                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mohawk Industries, Inc.:

  We consent to incorporation by reference in the registration statements (No. 33-52070, No. 33-52544, No. 33-67282, No. 33-87998 and No. 333-23577) on Form S-
8 of Mohawk Industries, Inc. and subsidiaries of our report dated February 6, 1998, relating to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Mohawk Industries, Inc.



                                     KPMG PEAT MARWICK LLP



Atlanta, Georgia
March 12, 1998